THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT ("Third Amendment") is made and entered into as of the 6th day of November, 2008, by and among CC TOLLGATE LLC, a Delaware limited liability company (hereinafter sometimes referred to as "Tollgate" and at other times hereinafter referred to as the "Borrower"), WELLS FARGO BANK, National Association, BANKFIRST, a bank organized under the laws of the state of South Dakota, as the successor of MARSHALL BANKFIRST CORP., a Minnesota corporation, and ORIX COMMERCIAL FINANCE, LLC, a Delaware limited liability company, formerly known as ORIX Financial Services, Inc., a New York corporation (each individually a "Lender" and collectively the "Lenders"), and WELLS FARGO BANK, National Association, as administrative and collateral agent for the Lenders (herein, in such capacity, called the "Agent Bank" and, together with the Lenders, collectively referred to as the "Banks").

R_E_C_I_T_A_L_S:

WHEREAS:

A. Borrower and Banks entered into a Credit Agreement dated as of November 18, 2005, as amended by First Amendment to Credit Agreement dated as of June 28, 2006 and by Second Amendment to Credit Agreement dated as of February 28, 2007 (collectively, the "Existing Credit Agreement").

B. For the purpose of this Third Amendment, all capitalized words and terms not otherwise defined herein shall have the respective meanings and be construed herein as provided in Section 1.01 of the Existing Credit Agreement and any reference to a provision of the Existing Credit Agreement shall be deemed to incorporate that provision as a part hereof, in the same manner and with the same effect as if the same were fully set forth herein.

C. Borrower and Banks desire to make the following additional amendments and modifications to the Credit Agreement:

(i)
As of the Third Amendment Effective Date, deleting the Agreed Rate as the rate of interest accruing on the unpaid balance of principal and substituting in place of the Agreed Rate, rates based upon the Prime Rate plus the Applicable Margin and rates, to be effective at the option of Borrower, based on LIBO Rates plus the Applicable Margin;

(ii)	Providing for monthly payments of principal in the amount of Two Hundred Thousand Dollars ($200,000.00) each;

(iii)	Restating the definitions of Adjusted Fixed Charge Coverage Ratio and Senior Leverage Ratio and making provision for Make Well Contributions;

(iv)	Modifying the covenant requirements for the Senior Leverage Ratio (Section 6.02) and the Adjusted Fixed Charge Coverage Ratio (Section 6.03);

(v)	Terminating the Revolving Credit Facility and the L/C Facility; and

(vi)	Providing that no payment of principal or interest shall be permitted on any Subordinated Debt that is used to fund a Make Well Contribution.

D. Banks have agreed to amend the Existing Credit Agreement as set forth in the preceding recital paragraph subject to the terms, conditions and provisions set forth in this Third Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree to the amendments and modifications to the Existing Credit Agreement in each instance effective as of the Third Amendment Effective Date, as specifically hereinafter provided as follows:

1. Definitions.  Section 1.01 of the Existing Credit Agreement entitled "Definitions" shall be and is hereby amended to include the following definitions.  Those terms which are currently defined by Section 1.01 of the Existing Credit Agreement and which are also defined below shall be superseded and restated by the applicable definition set forth below:

"Adjusted Fixed Charge Coverage Ratio" as of the end of any fiscal period shall mean with reference to the Borrower:

For the fiscal period under review the sum of: (i) EBITDAM, less (ii) the aggregate amount of actually paid Distributions, including, without limitation, all Tax Distributions and interest on Subordinated Debt actually paid, less (iii) the aggregate amount of Maintenance Capital Expenditures to the extent not (a) deducted in the determination of Net Income, or (b) financed from the proceeds of permitted equity or subordinated indebtedness provided by CCI or any of its Subsidiaries that does not constitute a Make Well Contribution, less (iv) the aggregate amount of Management Fees paid in cash

Divided by (÷)

The sum of: (i) actually paid Interest Expense, plus (ii) principal payments or reductions (without duplication) required to be made on all outstanding Indebtedness (exclusive of any principal payments which may accrue, but are unpaid, under any Subordinated Debt and any principal prepayments made from the proceeds of Make Well Contributions), plus (iii) the current portion of Capitalized Lease Liabilities, in each case of (i) through (iii) determined for the fiscal period under review.

"Applicable Margin" means for any Prime Rate Loan or LIBOR Loan, six and one-half percent (6.50%) per annum to be added to the Prime Rate or the applicable LIBO Rate, as the case may be.

"Banking Business Day" means (a) with respect to any payment or rate determination of LIBOR Loans, a day, other than a Saturday or Sunday, on which Agent Bank is open for business in San Francisco, California and on which dealings in Dollars are carried on in the London interbank market, and (b) for all other purposes any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of California and/or Nevada, or is a day on which banking institutions located in California and/or Nevada are required or authorized by law or other governmental action to close.

"Breakage Charges" shall have the meaning set forth in Section 2.07(c) of the Credit Agreement.

"Compliance Certificate" shall mean a compliance certificate as described in Section 5.08(c) substantially in the form of "Exhibit F", affixed to the Third Amendment and by this reference incorporated herein and made a part hereof, which shall fully restate and supersede the "Compliance Certificate" affixed as Exhibit F to the Existing Credit Agreement.

"Continuation/Conversion Notice" shall mean a notice of continuation of or conversion to a LIBOR Loan and certificate duly executed by an Authorized Officer of Borrower, substantially in the form of that certain exhibit marked "Exhibit S", affixed to the Third Amendment and by this reference incorporated herein and made a part hereof.

"Convert, Conversion and Converted" shall refer to a continuation of a particular interest rate basis or conversion of one interest rate basis to another pursuant to Section 2.05(b) of the Credit Agreement as set forth in Paragraph 4 of the Third Amendment.

"Credit Agreement" shall mean the Existing Credit Agreement as amended by the Third Amendment, together with all Schedules, Exhibits and other attachments thereto, as it may be further amended, modified, extended, renewed or restated from time to time.

"C/T Loan" shall mean the term loan in the amount of Eighteen Million Dollars ($18,000,000.00) to be repaid in accordance with the terms and conditions set forth in the Credit Agreement and the C/T Note.

"C/T Note" shall mean the Amended and Restated Term Promissory Note, a copy of which is marked "Exhibit A", affixed to the Third Amendment and by this reference incorporated herein and made a part hereof, to be executed by Borrower as of the Third Amendment Effective Date, payable to the order of Agent Bank on behalf of the Lenders, evidencing the C/T Loan, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time, which Amended and Restated Term Promissory Note shall fully amend, restate and supercede the Construction and Term Promissory Note dated November 18, 2005, in the principal amount of Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00), executed by Borrower, payable to the order of Agent Bank.

"C/T Principal Prepayments" shall have the meaning set forth in Section 2.07(a).

"Existing Credit Agreement" shall have the meaning set forth in Recital Paragraph A of the Third Amendment.

"Interest Period(s)" shall have the meaning set forth in Section 2.05(c) of the Credit Agreement.

"Interest Rate Option" shall have the meaning ascribed to such term in Section 2.05(a) of the Credit Agreement.

"LIBO Rate" means, relative to any Interest Period for any LIBOR Loan, the greater of (a) three and three-quarters percent (3.75%) per annum, or (b) the per annum rate (reserve adjusted as hereinbelow provided) of interest quoted by Agent Bank, rounded upwards, if necessary, to the nearest one-sixteenth of one percent (0.0625%) at which Dollar deposits in immediately available funds are offered to Agent Bank by leading banks in the London interbank market at approximately 11:00 a.m. London, England time two (2) Banking Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount equal or comparable to the LIBOR Loan to which such Interest Period relates.  The foregoing rate of interest shall be reserve adjusted by dividing the applicable LIBO Rate by one (1.00) minus the LIBOR Reserve Percentage, with such quotient to be rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%).  All references in this Credit Agreement or other Loan Documents to a LIBO Rate include the aforesaid reserve adjustment.

"LIBOR Loan" shall mean each portion of the total unpaid principal under the C/T Loan which bears interest at a rate determined by reference to the LIBO Rate plus the Applicable Margin.

"LIBOR Reserve Percentage" means, relative to any Interest Period for LIBOR Loans made by any Lender, the reserve percentage (expressed as a decimal) equal to the actual aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transactional adjustments or other scheduled changes in reserve requirements) announced within Agent Bank as the reserve percentage applicable to Agent Bank as specified under regulations issued from time to time by the Federal Reserve Board.  The LIBOR Reserve Percentage shall be based on Regulation D of the Federal Reserve Board or other regulations from time to time in effect concerning reserves for "Eurocurrency Liabilities" from related institutions as though Agent Bank were in a net borrowing position.

"Make Well Contributions" shall mean Equity Contributions and/or Subordinated Debt received by the Borrower which shall be deducted from Senior Funded Debt as of the most recently ended Fiscal Quarter end so long as such Equity Contributions and/or Subordinated Debt are: (i) received by the Borrower in Cash, and (ii) used  by the Borrower to make a principal reduction on the C/T Loan after the end of the most recently ended Fiscal Quarter for which such Make Well Contribution will be deducted from Senior Funded Debt but no later than the earlier to occur of (x) the forty-fifth (45th) day following such Fiscal Quarter end, or (y) the date upon which the Compliance Certificate submitted by the Borrower for such Fiscal Quarter is delivered to Agent Bank.

"Maturity Date" shall mean November 22, 2011.

"Prime Rate Loan" shall mean reference to that portion of the unpaid principal balance of the C/T Loan bearing interest with reference to the Prime Rate, plus the Applicable Margin.

"Scheduled Term Amortization Payments" shall mean Two Hundred Thousand Dollars ($200,000.00) each calendar month, which is the amount by which the C/T Loan is required to be reduced on each Term Payment Date.

"Senior Funded Debt" shall mean with reference to the Borrower for any period the Funded C/T Outstandings as of the last day of such period, plus the total of both the long-term and current portions (without duplication) of all other interest bearing Indebtedness (including Contingent Liabilities, but excluding Subordinated Debt and accrued but unpaid Management Fees) and Capitalized Lease Liabilities, in each instance determined as of the last day of such Fiscal Period.

"Senior Leverage Ratio" as of the end of any Fiscal Quarter shall mean the ratio resulting by dividing (a) Senior Funded Debt for the Fiscal Quarter under review, less the aggregate amount of any Make Well Contribution applicable to the end of such Fiscal Quarter by (b) the sum of EBITDAM for the Fiscal Quarter under review plus EBITDAM for each of the most recently ended three (3) preceding Fiscal Quarters.

"Term Payment Date" shall mean the last day of each and every calendar month commencing on October 31, 2008 and continuing on the last day of each consecutive month thereafter until the Maturity Date.

"Third Amendment" shall mean this Third Amendment to Credit Agreement.

"Third Amendment Effective Date" shall mean September 30, 2008, subject to the occurrence and full satisfaction of each of the conditions precedent set forth in Paragraph 8 of the Third Amendment have been fully satisfied.

2. Restatement of Certain Definitions.  On and after the Third Amendment Effective Date, the definitions of "Adjusted Fixed Charge Coverage Ratio", "C/T Loan", "C/T Note", "Compliance Certificate", "Scheduled Term Amortization Payments", "Senior Funded Debt", "Senior Leverage Ratio", and "Term Payment Date" shall be deemed fully amended and restated by the definitions set forth in the Third Amendment.

3. Termination of Revolving Credit Facility and L/C Facility.  As of the Third Amendment Effective Date, each of the Revolving Credit Facility and the L/C Facility shall be irrevocably terminated and of no further force or effect and Revolving Facility Termination shall be deemed to have occurred.

4. Restatement of Article II.  On the Third Amendment Effective Date, Article II of the Existing Credit Agreement shall be and is hereby restated and amended to read in its entirety as follows:

"ARTICLE II

AMOUNT AND TERMS OF THE C/T LOAN

Section 2.01.  The C/T Loan.

a.           Subject to the conditions and upon the terms set forth in the Credit Agreement and in accordance with the terms and provisions of the C/T Note, Lenders severally agree to continue the C/T Loan to the Maturity Date.

b.           Borrower may not reborrow any amounts repaid or prepaid on the C/T Loan, provided, however, amounts of Funded C/T Outstandings bearing interest with reference to a LIBO Rate shall be subject to Breakage Charges incident to prepayment as provided in Section 2.07(c) hereinbelow and such prepayment may only be made upon three (3) Banking Business Days prior written notice to Agent Bank with sufficient copies for distribution to each of the Lenders.

Section 2.02.  Term of C/T Loan.  The C/T Loan, as revised in the Third Amendment, shall be for a term commencing on the Third Amendment Effective Date and terminating on the Maturity Date, on which date the entire outstanding balance of the C/T Loan shall be fully paid and Bank Facilities Termination shall occur.

Section 2.03.  The C/T Note and Scheduled Amortization.

a.           The C/T Loan shall be evidenced by the C/T Note dated as of the Third Amendment Effective Date and shall bear interest and be due and payable to Agent Bank on behalf of the Lenders as provided in the Credit Agreement, a copy of which C/T Note is marked "Exhibit A", affixed to the Third Amendment and by this reference incorporated herein and made a part hereof as though fully set forth verbatim.  Agent Bank shall record the date and amount of each repayment of principal made thereunder by Borrower, together with the applicable Interest Period in the case of portions of the unpaid principal under the C/T Loan bearing interest with reference to a LIBO Rate, and the entry of such records shall be conclusive absent manifest error; provided, however, the failure to make such a record or notation with respect to any repayment thereof, or an error in making such a record or notation, shall not limit or otherwise affect the obligations of Borrower hereunder or under the C/T Note.

b.           Commencing on October 31, 2008 and continuing on each Term Payment Date thereafter until the Maturity Date, the Scheduled Term Amortization Payments in the amount of Two Hundred Thousand Dollars ($200,000.00) each shall be made on each of the Term Payment Dates.

c.           All principal prepayments, including Make Well Contributions, Capital Proceeds applied to the C/T Loan under Section 8.02(a) and Excess Capital Proceeds under Section 6.12(c) received by Agent Bank shall be applied to the last principal sums falling due under the C/T Loan in the inverse order of maturity.

Section 2.04.  Intentionally omitted.

Section 2.05.  Interest Rate Options.

a.           Commencing on the Third Amendment Effective Date, Interest shall accrue on the entire outstanding principal balance at a rate per annum equal to the Prime Rate plus the Applicable Margin, unless Borrower elects pursuant to Section 2.05(c) hereinbelow to have interest accrue on a portion or portions of the outstanding principal balance at a LIBO Rate ("Interest Rate Option"), in which case interest on such portion or portions shall accrue at a rate per annum equal to such LIBO Rate plus the Applicable Margin, as long as: (i) each such LIBOR Loan is in a minimum amount of Two Hundred Thousand Dollars ($200,000.00) and in minimum increments of One Hundred Thousand Dollars ($100,000.00) in excess thereof, and (ii) no more than three (3) LIBOR Loans may be outstanding at any one time.  Interest accrued on each Prime Rate Loan and on each LIBOR Loan shall be due and payable on the first day of the month following the Third Amendment Effective Date, on the first day of each successive month thereafter, and on the Maturity Date.  Except as qualified above, on and after the Third Amendment Effective Date, the outstanding principal balance hereunder may be a Prime Rate Loan or one or more LIBOR Loans, or any combination thereof, as Borrower shall specify.

b.           At any time and from time to time, Borrower may Convert from one Interest Rate Option to another Interest Rate Option by giving irrevocable notice to Agent Bank of such Conversion by 10:00 a.m., on a day which is at least three (3) Banking Business Days prior to the proposed date of such Conversion to each LIBOR Loan or two (2) Banking Business Days prior to the proposed date of such Conversion to each Prime Rate Loan.  Each such notice shall be made by an Authorized Officer by telephone or facsimile and thereafter immediately confirmed in writing by delivery to Agent Bank of a Continuation/Conversion Notice specifying the date of such Conversion, the amounts to be so Converted and the initial Interest Period if the Conversion is to a LIBOR Loan.  Upon receipt of such Continuation/Conversion Notice, Agent Bank shall promptly set the applicable interest rate (which in the case of a LIBOR Loan shall be the LIBO Rate plus the Applicable Margin as of the second Banking Business Day prior to the first day of the applicable Interest Period) and the applicable Interest Period if the Conversion is to a LIBOR Loan and shall confirm the same in writing to Borrower and Lenders.  Each Conversion shall be on a Banking Business Day.  No LIBOR Loan shall be converted to a Prime Rate Loan or renewed on any day other than the last day of the current Interest Period relating to such amounts outstanding unless Borrower pay any applicable Breakage Charges.  If Borrower fails to give a Continuation/Conversion Notice for the continuation of a LIBOR Loan as a LIBOR Loan for a new Interest Period in accordance with this Section 2.05(b), such LIBOR Loan shall automatically become a Prime Rate Loan at the end of its then current Interest Period.

c.           Each interest period (each individually an "Interest Period" and collectively the "Interest Periods") for a LIBOR Loan shall commence on the date such LIBOR Loan is made or the date of Conversion of any amount or amounts of the outstanding Borrowings hereunder to a LIBOR Loan, as the case may be, and shall end on the date which is either one (1) or three (3) months thereafter at the election of Borrower.  However, no Interest Period may extend beyond the Maturity Date.  Each Interest Period for a LIBOR Loan shall commence and end on a Banking Business Day.  If any Interest Period would otherwise expire on a day which is not a Banking Business Day, the Interest Period shall be extended to expire on the next succeeding Banking Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Banking Business Day.

d.           The applicable LIBO Rate and Prime Rate shall be determined by the Agent Bank, and notice thereof shall be given promptly to Borrower and Lenders.  Each determination of the applicable Prime Rate and LIBO Rate shall be conclusive and binding upon the Borrower, in the absence of manifest or demonstrable error.  The Agent Bank shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender, as the case may be, a statement showing the computations used by the Agent Bank in determining any rate hereunder.

e.           Computation of interest on all Prime Rate Loans and on all LIBOR Loans shall be calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.  The applicable Prime Rate shall be effective the same day as a change in the Prime Rate is announced by WFB as being effective.

f.           If with respect to any Interest Period, (a) the Agent Bank reasonably determines (which determination shall be binding and conclusive on Borrower) that by reason of circumstances affecting the inter-bank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate, or (b) Requisite Lenders advise Agent Bank that the LIBO Rate as determined by Agent Bank will not adequately and fairly reflect the cost to such Lenders of maintaining or funding, for such Interest Period, a LIBOR Loan, then so long as such circumstances shall continue:  (i) Agent Bank shall promptly notify Borrower thereof, (ii) the Agent Bank shall not be under any obligation to make a LIBOR Loan or Convert a Prime Rate Loan into a LIBOR Loan for which such circumstances exist, and (iii) on the last day of the then current Interest Period, the LIBOR Loan for which such circumstances exist shall, unless then repaid in full, automatically Convert to a Prime Rate Loan.

g.           Notwithstanding any other provisions of the C/T Note or the Credit Agreement, if, after the Third Amendment Effective Date any law, rule, regulation, treaty, interpretation or directive (whether having the force of law or not) or any change therein shall make it unlawful for any Lender to make or maintain LIBOR Loans, (i) the commitment and agreement to maintain LIBOR Loans as to such Lender shall immediately be suspended, and (ii) unless required to be terminated earlier, LIBOR Loans as to such Lender, if any, shall be Converted on the last day of the then current Interest Period applicable thereto to a Prime Rate Loan.  If it shall become lawful for such Lender to again maintain LIBOR Loans, then Borrower may once again as to such Lender request Conversions to the LIBO Rate.

Section 2.06.  Security for the Bank Facilities.  The Security Documentation shall secure the due and punctual payment and performance of the terms and provisions of this Credit Agreement, the C/T Note and all of the other Loan Documents.

Section 2.07.  Place and Manner of Payment.

a.           All amounts payable by Borrower to the Lenders shall be made to Agent Bank on behalf of Lenders pursuant to the terms of this Credit Agreement and the C/T Note and shall be made on a Banking Business Day in lawful money of the United States of America and in immediately available funds.  In addition to the Scheduled Term Amortization Payments and prepayments from the proceeds of Make Well Contributions, Borrower may make prepayments ("C/T Principal Prepayments") of the outstanding balance of principal owing under the C/T Note no more frequently than three (3) such C/T Principal Prepayments during each calendar month.  Each such C/T Principal Prepayment shall be in a minimum amount of One Hundred Thousand Dollars ($100,000.00) (or, if less, the outstanding principal amount of the C/T Loan) and in increments of Ten Thousand Dollars ($10,000.00) in excess thereof.

b.           All such amounts payable by Borrower shall be made to Agent Bank at its office located at Wells Fargo Bank, Syndications Division, 201 Third Street, Eighth Floor, San Francisco, California 94103, or at such other address as may be directed in writing by Agent Bank from time to time and shall be designated as payments on the C/T Loan.  If such payment is received by Agent Bank prior to 11:00 a.m., Agent Bank shall credit Borrower with such payment on the day so received and shall promptly disburse to the Lenders on the same day the Pro Rata Share of payments in immediately available funds.  If such payment is received by Agent Bank after 11:00 a.m., Agent Bank shall credit Borrower with such payment as of the next Banking Business Day and disburse to the Lenders on the next Banking Business Day such Pro Rata Share of such payment in immediately available funds.  Any payment on the C/T Loan made by Borrower to Agent Bank pursuant to the terms of this Credit Agreement for the account of Lenders shall constitute payment to the appropriate Lenders.  If the C/T Loan or any payment required to be made thereon or hereunder, is or becomes due and payable on a day other than a Banking Business Day, the due date thereof shall be extended to the next succeeding Banking Business Day and interest thereon shall be payable at the then applicable rate during such extension.

c.           The outstanding principal owing under the C/T Loan may, subject to Section 2.07(a), be prepaid at any time in whole or in part without penalty, provided, however, that any portion or portions of the unpaid principal balance which is accruing interest at a LIBO Rate may only be prepaid on the last day of the applicable Interest Period unless Borrower gives three (3) days prior written notice to Agent Bank and additionally pay concurrently with such prepayment such additional amount or amounts as will compensate Lenders for any losses, costs or expenses which they may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such LIBOR Loan ("Breakage Charges").  A certificate of a Lender as to amounts payable hereunder shall be conclusive and binding on Borrower for all purposes, absent manifest or demonstrable error.  Any calculation hereunder shall be made on the assumption that each Lender has funded or will fund each LIBOR Loan in the London interbank market; provided that no Lender shall have any obligation to actually fund any LIBOR Loan in such manner.

d.           Unless the Agent Bank receives notice from an Authorized Officer prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, the Agent Bank may assume that Borrower has made such payment in full to the Agent Bank on such date in immediately available funds and the Agent Bank may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower has not made such payment in full to the Agent Bank, each Lender shall repay to the Agent Bank on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

e.           If, other than as expressly provided elsewhere herein, any Lender shall obtain any payment with respect to the Bank Facilities (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Syndication Interest, such Lender shall immediately (a) notify the Agent Bank of such fact, and (b) purchase from the other Lenders such participations in the Bank Facilities as shall be necessary to cause such purchasing Lender to share the excess payment with each of them in proportion to their respective Syndication Interests; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  The Agent Bank will keep records (which shall be conclusive and binding in the absence of manifest or demonstrable error) of each participation purchased under this section and will in each case notify the Lenders following any such purchases or repayments.

Sections 2.08 through 2.12.  Intentionally omitted.

Section 2.13.  Fees.  On or before the Closing Date and on each other applicable date, Borrower shall pay to Agent Bank the fees as required in the Fee Side Letter, each of such fees to be retained by Agent Bank or distributed to Lenders as set forth in the Fee Side Letter.

Section 2.14.  Late Charges and Default Rate.

a.           If any payment due under the C/T Note is not paid within three (3) Banking Business Days after receipt by Borrower of written notice of such nonpayment from Agent Bank, Borrower promise to pay a late charge in the amount of four percent (4.0%) of the amount of such delinquent payment and Agent Bank need not accept any late payment made unless it is accompanied by such four percent (4%) late payment charge.  Any late charge shall be paid to Lenders in proportion to their respective Syndication Interests.

b.           In the event of the existence of an Event of Default, commencing on the first (1st) Banking Business Day following the receipt by Borrower of written notice of the occurrence of such Event of Default from Agent Bank, the total of the unpaid balance of the principal and the then accrued and unpaid interest owing under the C/T Note shall commence accruing interest at a rate equal to four percent (4.0%) over the rates of interest otherwise applicable to such C/T Note (the "Default Rate") until all Events of Default which may exist have been cured, at which time the interest rate shall revert to the rates of interest otherwise accruing pursuant to the terms of such C/T Note.

c.           In the event of the occurrence of an Event of Default, Borrower agrees to pay all reasonable costs of collection, including the reasonable attorneys' fees incurred by Agent Bank, in addition to and at the time of the payment of such sum of money and/or the performance of such acts as may be required to cure such Event of Default.  In the event legal action is commenced for the collection of any sums owing hereunder or under the terms of the C/T Note, the Borrower agrees that any judgment issued as a consequence of such action against Borrower shall bear interest at a rate equal to the Default Rate until fully paid.

Section 2.15.  Net Payments.  All payments under this Credit Agreement and the C/T Note shall be made without set-off, counterclaim, recoupment or defense of any kind and in such amounts as may be necessary in order that all such payments, after deduction or withholding for or on account of any future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by the United States or any Governmental Authority, other than franchise taxes or any tax on or measured by the gross receipts or overall net income of any Lender pursuant to the income tax laws of the United States or any State or any Governmental Authority, or the jurisdiction where each Lender's principal office is located (collectively "Taxes"), shall not be less than the amounts otherwise specified to be paid under this Credit Agreement and the C/T Note.  A certificate as to any additional amounts payable to the Lenders under this Section 2.15 submitted to the Borrower by the Lenders shall show in reasonable detail an accounting of the amount payable and the calculations used to determine in good faith such amount and shall be conclusive absent manifest or demonstrable error.  Any amounts payable by the Borrower under this Section 2.15 with respect to past payments shall be due within thirty (30) days following receipt by the Borrower of such certificate from the Lenders; any such amounts payable with respect to future payments shall be due within thirty (30) days after demand with such future payments.  With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to the Lenders such certificates, receipts and other documents as may be required (in the reasonable judgment of the Lenders) to establish any tax credit to which the Lenders may be entitled.

Section 2.16.  Increased Costs.  If after the date hereof the adoption, or any change in, of any applicable law, rule or regulation relating to LIBOR Loans (including without limitation Regulation D of the Board of Governors of the Federal Reserve System and any successor thereto), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive relating to LIBOR Loans (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

a.           Shall subject any Lender to any tax, duty or other charge with respect to LIBOR Loans, the C/T Note or such Lender's obligation to make any LIBOR Loans, or shall change the basis of taxation of payments to such Lender of the principal of, or interest on, LIBOR Loans or any other amounts due under the C/T Note in respect of LIBOR Loans or such Lender's obligation to fund LIBOR Loans (except for changes in the rate of tax on the overall net income of such Lender imposed by the United States or any Governmental Authority pursuant to the income tax laws of the United States or any State, or the jurisdiction where each Lender's principal office is located); or

b.           With respect to any LIBOR Loan, shall impose, modify or deem applicable any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capitalization, capital adequacy or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

c.           Shall impose on any Lender any other condition affecting LIBOR Loans, the C/T Note or such Lender's obligation to make any LIBOR Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D or reserve requirements referred to above or a successor thereto, to impose a cost on) such Lender (or any Eurodollar office of such Lender) of making or maintaining LIBOR Loans, or to reduce the rate of return on capital of the Lender or the amount of any sum received or receivable by such Lender under the C/T Note, then within ten (10) days after demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis of such demand), the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such increased cost (or in the case of Regulation D or reserve requirements or capital adequacy referred to above or a successor thereto, such costs which may be imposed upon such Lender) or such reduction of the rate of return on capital or of any sum received or receivable under the C/T Note.  Each Lender agrees to use its reasonable efforts to minimize such increased or imposed costs or such reduction.

Section 2.17.  Mitigation; Exculpation.  Each Lender agrees that it will promptly notify the Borrower in writing upon its becoming aware that any payments are to become due to it under the Credit Agreement pursuant to Section 2.15 or 2.16.  Each Lender further agrees that it will use reasonable efforts not materially disadvantageous to it (in its reasonable determination) in order to avoid or minimize, as the case may be, the payment by the Borrower of any additional amounts pursuant to Section 2.15 or 2.16.  Each Lender represents, to the best of its knowledge, that as of the Third Amendment Effective Date no such amounts are payable.

Section 2.18.  Guaranty Agreement.  As additional security for the due and punctual payment and performance of the C/T Loan and each of the terms, covenants, representations, warranties and provisions herein contained and contained in each of the Loan Documents, Guarantor has executed and delivered the Guaranty, a copy of which is marked "Exhibit Q", affixed to the First Amendment and by this reference incorporated herein and made a part hereof.  Borrower waives any rights which it might otherwise have under Colorado Revised Statutes §§ 13-50-102 or 13-50-103 (or under any corresponding future statute or rule of law in any jurisdiction) by reason of any release of the Guarantor."

5. Restatement of Senior Leverage Ratio Covenant.  As of the Third Amendment Effective Date, Section 6.02 of the Existing Credit Agreement entitled "Senior Leverage Ratio" shall be and is hereby fully amended and restated in its entirety as follows:

"Senior Leverage Ratio.  Commencing retroactively as of the Fiscal Quarter ending September 30, 2008 and continuing as of each Fiscal Quarter end until Bank Facilities Termination, the Borrower shall maintain a Senior Leverage Ratio no greater than the ratios described hereinbelow as of the end of each Fiscal Quarter in accordance with the following schedule, to be calculated for a fiscal period consisting of each such Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis:

Fiscal Quarter End	Maximum Senior Leverage Ratio
As of the Fiscal Quarter ending September 30, 2008 through the Fiscal Quarter ending June 30, 2009	4.25 to 1.00
As of the Fiscal Quarter ending September 30, 2009 through the Fiscal Quarter ending December 31, 2009	4.00 to 1.00
As of the Fiscal Quarter ending March 31, 2010	3.75 to 1.00
As of the Fiscal Quarter ending June 30, 2010	3.50 to 1.00
As of the Fiscal Quarter ending September 30, 2010	3.25 to 1.00
As of the Fiscal Quarter ending December 31, 2010	3.00 to 1.00
As of the Fiscal Quarters ending March 31, 2011 and June 30, 2011	2.75 to 1.00
As of the Fiscal Quarter ending September 30, 2011 and as of each Fiscal Quarter end thereafter occurring until Bank Facilities Termination	2.50 to 1.00"

6. Restatement of Adjusted Fixed Charge Coverage Ratio Covenant.  As of the Third Amendment Effective Date, Section 6.03 of the Existing Credit Agreement entitled "Adjusted Fixed Charge Coverage Ratio" shall be and is hereby fully amended and restated in its entirety as follows:

"Section 6.03.  Adjusted Fixed Charge Coverage Ratio.  As of the Fiscal Quarters ending December 31, 2009 and March 31, 2010, the Borrower shall maintain an Adjusted Fixed Charge Coverage Ratio no less than 1.10 to 1.00.  Commencing as of the Fiscal Quarter ending June 30, 2010 and continuing as of each Fiscal Quarter end until Bank Facilities Termination, the Borrower shall maintain an Adjusted Fixed Charge Coverage Ratio no less than 1.15 to 1.00.  For purposes of clarity, there shall be no minimum Adjusted Fixed Charge Coverage Ratio requirement for the Fiscal Quarter ending September 30, 2008 through the Fiscal Quarter ending September 30, 2009."

7. Addition to Restriction on Distributions.  As of the Third Amendment Effective Date, Section 6.06 of the Existing Credit Agreement (as restated in the Second Amendment) shall be and is hereby amended by adding a Subsection (c) thereto, as follows:

"c.           Notwithstanding the provisions set forth in Subsection (b) of Section 6.06, until the occurrence of Bank Facilities Termination, no payments of interest or principal shall be permitted, directly or indirectly, on any Subordinated Debt that is funded for the purpose of making a Make Well Contribution to Borrower."

8. Conditions Precedent to Third Amendment Effective Date.  The occurrence of the Third Amendment Effective Date is subject to Agent Bank having received the following, in each case in a form and substance reasonably satisfactory to Agent Bank, and the occurrence of each other condition subsequent set forth below on or before November 7, 2008:

a. Due execution by Borrower, Guarantor and Banks of four (4) duplicate originals of this Third Amendment;

b. Due execution by Borrower of an original Amended and Restated Term Promissory Note;

c. Payment of a non-refundable fee in the amount of Ninety Thousand Dollars ($90,000.00) (the "Third Amendment Fee") to Agent Bank on behalf of the Lenders that have consented in writing to this Third Amendment, to be distributed to such consenting Lenders in proportion to their respective Pro Rata Shares with the Pro Rata Share applicable to the non-consenting Lender to be retained by Agent Bank;

d. Payment to Agent Bank for the pro rata account of the Lenders of any Nonusage Fee owing under the Revolving Credit Facility as of the Third Amendment Effective Date;

e. Reimbursement to Agent Bank by Borrower for all reasonable fees and out-of-pocket expenses incurred by Agent Bank in connection with the Third Amendment, including, but not limited to, reasonable attorneys' fees of Henderson & Morgan, LLC and all other like expenses remaining unpaid as of the Third Amendment Effective Date; and

f. Such other documents, instruments or conditions as may be reasonably required by Lenders.

9. Representations of Borrower.  Borrower hereby represents to the Banks that:

a. The representations and warranties contained in Article IV of the Existing Credit Agreement and contained in each of the other Loan Documents (other than representations and warranties which expressly speak only as of a different date, which shall be true and correct in all material respects as of such date) are true and correct on and as of the Third Amendment Effective Date in all material respects as though such representations and warranties had been made on and as of the Third Amendment Effective Date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by the Credit Agreement or by any other Loan Document or which has been otherwise consented to by Lender;

b. Since the date of the most recent financial statements referred to in Section 5.08 of the Existing Credit Agreement, no Material Adverse Change has occurred and no event or circumstance which could reasonably be expected to result in a Material Adverse Change has occurred;

c. After giving effect to the Third Amendment, no event has occurred and is continuing which constitutes a Default or Event of Default under the terms of the Credit Agreement; and

d. The execution, delivery and performance of this Third Amendment has been duly authorized by all necessary action of Borrower and this Third Amendment constitutes a valid, binding and enforceable obligation of Borrower.

10. Affirmation and Ratification of Continuing Guaranty.  CCI joins in the execution of this Third Amendment for the purpose of ratifying and affirming its obligations under the Continuing Guaranty for the guaranty of the full and prompt payment and performance of all of Borrower's Indebtedness and Obligations under the Bank Facilities and each of the Loan Documents as modified pursuant to the Third Amendment.

11. Incorporation by Reference.  This Third Amendment shall be and is hereby incorporated in and forms a part of the Existing Credit Agreement.

12. Governing Law.  This Third Amendment shall be governed by the internal laws of the State of Nevada without reference to conflicts of laws principles.

13. Counterparts.  This Third Amendment may be executed in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument.  All such counterparts shall together constitute one and the same document.

14. Continuance of Terms and Provisions.  All of the terms and provisions of the Existing Credit Agreement shall remain unchanged except as specifically modified herein.

15. Replacement Exhibits Attached.  The following replacement Exhibit is attached hereto and incorporated herein and made a part of the Credit Agreement as follows:

Exhibit A - C/T Note - Form

Exhibit F - Compliance Certificate – Form

Exhibit S - Continuation/Conversion Notice - Form

IN WITNESS WHEREOF, Borrower and Agent Bank (acting on behalf of the Lenders pursuant to Section 11.11 of the Credit Agreement) have executed this Third Amendment as of the day and year first above written.

BORROWER: CC TOLLGATE LLC, a Delaware limited liability company By: CENTURY CASINOS TOLLGATE, INC., a Delaware corporation, its Managing Member By/s/ Larry Hannappel Larry Hannappel, CEO and Secretary
GUARANTOR: CENTURY CASINOS, INC., a Delaware corporation By /s/ Larry Hannappel Larry Hannappel, Senior Vice President

S-1

AGENT BANK: WELLS FARGO BANK, National Association, Agent Bank, on behalf of the Lenders and L/C Issuer By /s/ Erna Stuckey Erna Stuckey, Vice President

S-2

EXHIBIT A
TO
THIRD AMENDMENT TO CREDIT AGREEMENT

AMENDED AND RESTATED
TERM PROMISSORY NOTE
(C/T Note)

$18,000,000.00
November 6, 2008

FOR VALUE RECEIVED, the undersigned, CC TOLLGATE LLC, a Delaware limited liability company (the "Borrower") promises to pay to the order of WELLS FARGO BANK, National Association, as Agent Bank on behalf of itself and the other Lenders as defined and described in the Credit Agreement described hereinbelow (each, together with their respective successors and assigns, individually being referred as a "Lender" and collectively as the "Lenders") the principal amount of Eighteen Million Dollars ($18,000,000.00), together with interest on the principal balance outstanding from time to time at the rate or rates set forth in the Credit Agreement.

A. Incorporation of Credit Agreement.

1. Reference is made to the Credit Agreement dated as of November 18, 2005, as amended by First Amendment to Credit Agreement dated as of June 28, 2006, by Second Amendment to Credit Agreement dated as of February 28, 2007, and by Third Amendment to Credit Agreement dated concurrently herewith (the "Credit Agreement"), executed by and among the Borrower, the Lenders therein named, and Wells Fargo Bank, National Association as administrative and collateral agent for the Lenders (the "Agent").  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Credit Agreement.  This Amended and Restated Term Promissory Note is a restatement, of and supercedes in its entirety, the Construction and Term Promissory Note dated November 18, 2005, for the purpose of evidencing the continuance of the outstanding principal balance thereunder and shall constitute the C/T Note ("C/T Note") referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement as originally executed or as it may from time to time be supplemented, modified or amended.  Upon the occurrence of the Third Amendment Effective Date, as defined in the Third Amendment to Credit Agreement, and the execution and delivery of this Amended and Restated Term Promissory Note, the Construction and Term Promissory Note dated November 18, 2005, shall be void and of no further force or effect.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

1

2. The outstanding principal indebtedness evidenced by this C/T Note shall be payable as provided in the Credit Agreement and in any event on the Maturity Date as defined and described in the Credit Agreement.

3. Interest shall be payable on the outstanding daily unpaid principal amount of the C/T Loan commencing as of the Third Amendment Effective Date and continuing until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after Default and before and after maturity and judgment, with interest on overdue interest at the Default Rate, to the fullest extent permitted by applicable law.

4. The amount of each payment hereunder shall be made to the Agent Bank at the Agent Bank's office as specified in the Credit Agreement for the account of the Lenders at the time or times set forth therein, in lawful money of the United States of America and in immediately available funds.

B. Default.  The "Late Charges and Default Rate" provisions contained in Section 2.14 and the "Events of Default" provisions contained in Article VII of the Credit Agreement are hereby incorporated by this reference as though fully set forth herein.

C. Waiver.  Borrower waives diligence, demand, presentment for payment, protest and notice of protest.

D. Collection Costs.  In the event of the occurrence of an Event of Default, the Borrower agrees to pay all reasonable costs of collection, including a reasonable attorney's fee, in addition to and at the time of the payment of such sum of money and/or the performance of such acts as may be required to cure such default.  In the event legal action is commenced for the collection of any sums owing hereunder the undersigned agrees that any judgment issued as a consequence of such action against Borrower shall bear interest at a rate equal to the Default Rate until fully paid.

E. Interest Rate Limitation.  Notwithstanding any provision herein or in any document or instrument now or hereafter securing this C/T Note, the total liability for payments in the nature of interest shall not exceed the limits now imposed by the applicable laws of the State of Nevada, State of Colorado or the United States of America.

F. Security.  This C/T Note is secured by the Security Documentation described in the Credit Agreement.

G. Governing Law.  This C/T Note shall be governed by and construed in accordance with the laws of the State of Nevada.

2

H. Partial Invalidity.  If any provision of this C/T Note shall be prohibited by or invalid under any applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any other provision of this Note.

I. No Conflict with Credit Agreement.  This C/T Note is issued under, and subject to, the terms, covenants and conditions of the Credit Agreement, which Credit Agreement is by this reference incorporated herein and made a part hereof.  No reference herein to the Credit Agreement and no provision of this C/T Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this C/T Note at the place, at the respective times, and in the currency prescribed in the Credit Agreement.  If any provision of this C/T Note conflicts or is inconsistent with any provision of the Credit Agreement, the provisions of the Credit Agreement shall govern.

IN WITNESS WHEREOF, this C/T Note has been executed as of the date first hereinabove written.

BORROWER: CC TOLLGATE LLC, a Delaware limited liability company By:CENTURY CASINOS TOLLGATE, INC., a Delaware corporation, its Managing Member By /s/ Larry Hannappel Larry Hannappel, CEO and Secretary

3

EXHIBIT F
TO
THIRD AMENDMENT TO CREDIT AGREEMENT

COMPLIANCE CERTIFICATE
(Second Restated)

TO:	WELLS FARGO BANK, National Association,
as Agent Bank

Reference is made to that certain Credit Agreement, dated as of November 18, 2005, as amended by First Amendment to Credit Agreement dated as of June 28, 2006, as amended by Second Amendment to Credit Agreement dated as of February 28, 2007, and as amended by Third Amendment to Credit Agreement dated as of November 6, 2008 (as may be further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among CC TOLLGATE LLC, a Delaware limited liability company (the "Borrower"), the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a "Lender" and collectively as the "Lenders"), and WELLS FARGO BANK, National Association, as administrative and collateral agent for the Lenders (herein, in such capacity, called the "Agent Bank" and, together with the Lenders, collectively referred to as the "Banks").  Terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate ("Certificate") shall have the meanings defined and described in the Credit Agreement.  This Certificate is delivered in accordance with Section 5.08(c) of the Credit Agreement.

The period under review is the Fiscal Quarter ended    [INSERT DATE]    , together with, unless otherwise indicated, the three (3) immediately preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis.

I.

COMPLIANCE WITH AFFIRMATIVE COVENANTS

A.FF&E (Section 5.01): Please state whether or not all FF&E has been purchased and installed in the Casino Facility free and clear of all liens, encumbrances or claims, other than Permitted Encumbrances.
yes/no

B.Liens Filed (Section 5.03): Report any liens filed against the Casino Facility and the amount claimed in such liens. Describe actions being taken with respect thereto.
C.Subordinated Debt and Management Fees (Section 5.04):
a.Report the amount of any payments made on the CCVLLC Subordinated Note during the fiscal period under review:
Interest	$______________
Principal	$______________
Requirement: Only allowed to extent permitted in the Payment Subordination Agreement (CCVLLC).
b.Report the amount of payments made on the Management Agreement during the fiscal period under review: Requirement: Only allowed to extent permitted in the Management Subordination Agreement.	$______________

c.Report the amount of any payments made on all other Subordinated Debt during the fiscal period under review:
Interest	$______________
Principal	$______________
None permitted.

D.Additional Real Property (Section 5.06): Attach a legal description of any other real property or rights to the use of real property acquired subsequent to the Closing Date which is used in any material manner in connection with the Casino Facility and describe such use.  Attach evidence that such real property or rights to the use of such real property has been added as Collateral under the Credit Agreement.
_____________

E. Insurance (Section 5.09):
a.Has there been any change in the insurance coverages or the insurance companies underwriting such insurance coverages since the last set of certificates of insurance delivered to Agent Bank?
b.Are the insurance coverages in place as of the end of the Fiscal Quarter under review in compliance with the requriements of Section 5.09?
c.For Annual Certificate:  Please complete the Insurance Schedule set forth below and list all currently effective insurance policies, including reference to the policy number, policy expiration date and reference to each policy maintained under subsection of Section 5.09 of the Credit Agreement.  Attach a separate sheet if necessary.

Insurance Schedule
Policy No.	Issuer	Expiration Date

F.Permitted Encumbrances (Section 5.11): Describe any Lien attachment, levy, distraint or other judicial process or burden affecting the collateral other than the Permitted Encumbrances.  Describe any matters being contested in the manner described in Sections 5.03 and 5.10 of the Credit Agreement.
_____________
G.Suits or Actions (Section 5.17): Describe on a separate sheet any matters requiring advice to Banks under Section 5.17.	_____________
H.Tradenames, Trademarks and Servicemarks (Section 5.19): Describe on a separate sheet any matters requiring advice to Banks under Section 5.19.	______________
I.Notice of Hazardous Materials (Section 5.20): State whether or not to your knowledge there are any matters requiring notice to Agent Bank under Section 5.20.  If so, attach a detailed summary of such matter(s).
______________

J.Compliance with Management Agreement (Section 5.22):  Describe all defaults, if any, which occurred during the period under review under the Management Agreement.  Describe any modifications or amendments to the Management Agreement.  State whether or not such modifications or amendments have been consented to by Agent Bank as required under Section 5.22 of the Credit Agreement.

II.

FINANCIAL COVENANTS OF THE BORROWER

A. Intentionally omitted.

B. Senior Leverage Ratio (Section 6.02):  To be calculated with reference to the Borrower as of the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2008, to be calculated for a fiscal period consisting of each such Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis:

SENIOR FUNDED DEBT:
a. The amount of Funded C/T Outstandings as of the last day of the Fiscal Quarter under review.	+ $

b. Plus the total, as of the last day of the Fiscal Quarter under review, of both the long-term and current portions (without duplication) of all other interest bearing Indebtedness (including Contingent Liabilities, but excluding all Indebtedness owing to the Subordinated Lenders under the Subordinated Debt and excluding accrued but unpaid Management Fees).
+ $
c. Plus the total, as of the last day of the Fiscal Quarter under review of both the long-term and current portions (without duplication) of all Capitalized Lease Liabilities.	+ $
d. Less the aggregate amount of any Make Well Contributions applicable to the end of the Fiscal Quarter under review	- $
e. TOTAL SENIOR DEBT (a + b + c - d)	$

Divided (/) by:	/
EBITDAM
f. Net Income, including Device Fee Rebates actually received.	$
g. Plus Interest Expense (expensed and capitalized) to the extent deducted in the determination of Net Income.	+ $___________

h. Plus the aggregate amount of federal and state taxes on or measured by income for the period under review (whether or not payable during such period) to the extent deducted in the determination of Net Income.
+ $
i. Plus depreciation, amortization and all other non-cash expenses for the period under review to the extent deducted in the determination of Net Income.	+ $

j. Less all cash and non-cash income (including, but not limited to, interest income), transfers, loans and advances from CCI or any of its Subsidiaries to the extent added in the determination of Net Income.
- $
k. Less all other non-cash income from any source not specified in (j) above to the extent added in the determination of Net Income.	- $
l. Plus Management Fees to the extent deducted in the determination of Net Income.	+ $
m. Total EBITDAM (f + g + h + i - j - k + l)
n. Senior Leverage Ratio (e/m)	:1.0

Maximum Permitted:
Fiscal Quarter End	Maximum Senior Leverage Ratio
As of the Fiscal Quarter ending September 30, 2008 through the Fiscal Quarter ending June 30, 2009	4.25 to 1.00
As of the Fiscal Quarter ending September 30, 2009 through the Fiscal Quarter ending December 31, 2009	4.00 to 1.00
As of the Fiscal Quarter ending March 31, 2010	3.75 to 1.00
As of the Fiscal Quarter ending June 30, 2010	3.50 to 1.00
As of the Fiscal Quarter ending September 30, 2010	3.25 to 1.00
As of the Fiscal Quarter ending December 31, 2010	3.00 to 1.00
As of the Fiscal Quarters ending March 31, 2011 and June 30, 2011	2.75 to 1.00
As of the Fiscal Quarter ending September 30, 2011 and as of each Fiscal Quarter end thereafter occurring until Bank Facilities Termination	2.50 to 1.00

C. Adjusted Fixed Charge Coverage Ratio (Section 6.03): Commencing as of the Fiscal Quarter ending December 31, 2009 and continuing as of each Fiscal Quarter end until Bank Facilities Termination, the Borrower shall maintain an Adjusted Fixed Charge Coverage Ratio no less than the ratios set forth below, to be calculated for a fiscal period consisting of each such Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis:

Numerator
a. Total EBITDAM (Enter II B(m) above).	$
b. Less the aggregate amount of actually paid Distributions, including, without limitation, all Tax Distributions and interest on Subordinated Debt actually paid.	- $

c. Less the aggregate amount of Maintenance Capital Expenditures to the extent not (i) deducted in the determination of Net Income, or (ii) financed from the proceeds of permitted equity or subordinated indebtedness provided by CCI or any of its Subsidiaries that does not constitute a Make Well Contribution.
- $
d. Less the aggregate amount of Management Fees paid in cash.	- $
e. Total Numerator (a - b - c - d)	$
Divided (/) by the sum of:

Denominator
f. The aggregate amount of actually paid Interest Expense.	$

g. Plus the aggregate amount of actually paid principal payments or reductions (without duplication) required to be made on all outstanding Indebtedness (exclusive of any principal payments which may accrue, but are unpaid, under any Subordinated Debt and any principal prepayments made from the proceeds of Make Well Contributions).
+ $
h. Plus the current portion of Capitalized Lease Liabilities.	+ $
i. Total Denominator (f + g + h)	$
Adjusted Fixed Charge Coverage Ratio (e/i)	:1
Minimum required: For the Fiscal Quarters ending December 31, 2009 and March 31, 2010, no less than 1.10 to 1.00.
For the Fiscal Quarter ending June 30, 2010 and as of the end of each Fiscal Quarter thereafter, no less than 1.15 to 1.00.
Note: There is no requirement for the Fiscal Quarters ending September 30, 2008 through September 30, 2009.
D. Intentionally omitted.
E. Limitation on Indebtedness (Section 6.05):
a. Set forth the aggregate amount of Secured Interest Rate Hedges.	$
Maximum Permitted: $22,500,000.00
b. Set forth the aggregate amount of:
(i)Secured purchase money Indebtedness	$
(ii) Capital Lease Liabilities	$
Total	$
Maximum aggregate permitted under Section 6.05(d): $500,000.00

c. Set forth aggregate amount of Unsecured Indebtedness (other than trade payables and Subordinated Debt).	$
Maximum Permitted: $1,000,000.00
d. Set forth the aggregate amount of Subordinated Debt owing by the Borrower	$
e. Set forth amount of Subordinated Debt, if any, which is not CCVLLC Subordinated Debt or CCI Subordinated Debt.	$
f. Set forth the amount of Subordinated Debt received by Borrower during the Fiscal Quarter under review, the proceeds of which were applied as a Make Well Contribution.	$
(i)Set forth the date upon which Borrower applied the proceeds thereof as a principal prepayment on the C/T Loan.	yes/no
g. Set forth the amount and a brief description of any Indebtedness of the Borrower not permitted under Section 6.05.	$
F. Restriction on Distributions (Section 6.06):
a. Set forth aggregate amount of Distributions made by Borrower.	$
b. Set forth aggregate amount of payments on Subordinated Debt.	$
c. Set forth aggregate amount of paid Management Fees.	$
Requirements:

Attach on a separate sheet a pro forma calculation of the Adjusted Fixed Charge Coverage Ratio of the Borrower as of the most recently ended Fiscal Quarter prior to the Fiscal Quarter under review, based on the assumption that such Distributions (including Tax Distributions) had occurred during such prior Fiscal Quarter.

Set forth the Pro Forma Adjusted Fixed Charge Coverage Ratio	:1.00
Must not be less than coverages required under Section 6.03.

None permitted (other than Tax Distributions to the extent that actual tax liability of its members is created on the taxable income of the Borrower) until Borrower realizes a Senior Leverage Ratio less than 3.00 to 1.00 for two (2) consecutive Fiscal Quarters.

G. Capital Expenditures Requirements (Section 6.07):
a. Commencing as of the first full Fiscal Quarter ending subsequent to the Term Out Date and continuing as of each Fiscal Quarter end until Bank Facilities Termination, set forth the aggregate amount of Maintenance Capital Expenditures to the Casino Facility during the Fiscal Year under review
			$
b. Set forth the amount of prior Fiscal Year gross gaming revenues.			$
Minimum Maintenance Cap Ex Requirement:
Fiscal Quarter End	Minimum Maintenance Cap Ex Requirement	Maximum Maintenance Cap Ex Limit
As of the first (1st) through fourth (4th) Fiscal Quarter ends occurring subsequent to the Term Out Date	1.0%	6.0%
As of the fifth (5th) through eighth (8th) Fiscal Quarter ends occurring subsequent to the Term Out Date	1.5%	6.0%
As of the ninth (9th) through twelfth (12th) Fiscal Quarter ends occurring subsequent to the Term Out Date and as of each four consecutive Fiscal Quarter period ending thereafter until Bank Facilities Termination	2.0%	6.0%
Maximum Maintenance Cap Ex Limits:
6% of prior Fiscal Year gross gaming revenues.

H. Contingent Liabilities (Section 6.08):
a. Set forth the cumulative aggregate amount of Contingent Liabilities incurred by the Borrower.	$
Maximum allowed: None without prior written consent of Requisite Lenders.
I. Investment Restrictions (Section 6.09):
a. Set forth the date, amount and a brief description of each Investment made by the Borrower not permitted under Section 6.09.	$
J. Total Liens (Section 6.10): On a separate sheet describe in detail any and all Liens on any assets of the Borrower not permitted under Section 6.10.
K. Change of Control (Section 6.11): State whether or not a Change of Control has occurred.	yes/no
L. Sale of Assets, Consolidation, Merger or Liquidation (Section 6.12):
a. On a separate sheet describe any and all mergers, consolidations, liquidations and/or dissolutions not permitted under Section 6.12.

b. With respect to the determination of Excess Capital Proceeds, please set forth the amount of Net Proceeds received by the Borrower during the current Fiscal Year from the disposition of FF&E and other items of Collateral which have not been replaced with purchased or leased FF&E of equivalent value and utility.

Requirement: On or before 30 days following such disposition, must make a Mandatory Prepayment for amount of Excess Capital Proceeds in excess of $10,000 during any Fiscal Year.
M. ERISA (Section 6.13): Describe on a separate sheet any matters requiring notice to Agent Bank under Section 6.13.
N. Margin Regulations (Section 6.14): Set forth the amount(s) of and describe on a separate sheet of paper any proceeds of the Bank Facilities used by Borrower in violation of Section 6.14.	$
O. Transactions with Affiliates (Section 6.15): Describe on a separate sheet any transactions with Affiliates not permitted under Section 6.15.

P. Limitation on Subsidiaries (Section 6.16): On a separate sheet, describe any Subsidiaries created by Borrower.  State whether or not the creation of such Subsidiaries has been consented to by the Requisite Lenders as required under Section 6.16 of the Credit Agreement.

III.

PERFORMANCE OF OBLIGATIONS

A review of the activities of the Borrower during the fiscal period covered by the attached financial statements has been made under my supervision with a view to determining whether during such fiscal period any Default or Event of Default has occurred and is continuing.  Except as described in an attached document or in an earlier Certificate, to the best of my knowledge, as of the date of this Certificate, there is no Default or Event of Default that has occurred and remains continuing.

IV.

NO MATERIAL ADVERSE CHANGE

To the best of my knowledge, except as described in an attached document or in an earlier Certificate, no Material Adverse Change has occurred since the date of the most recent Certificate delivered to the Banks.

DATED this ____ day of _____________, _____.

CC TOLLGATE LLC, a Delaware limited liability company By: CENTURY CASINOS TOLLGATE, INC., a Delaware corporation, Its Managing Member By ___________________________ Larry Hannappel, CEO and Secretary

EXHIBIT S
TO THIRD AMENDMENT

CONTINUATION/CONVERSION NOTICE
[Form]

TO:
WELLS FARGO BANK, National Association, in its capacity as Agent Bank under that certain Credit Agreement, dated as of November 18, 2005, as amended by First Amendment to Credit Agreement dated as of June 28, 2006, by Second Amendment to Credit Agreement dated as of February 28, 2007, and by Third Amendment to Credit Agreement dated November 6, 2008 (as may be further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among CC TOLLGATE LLC, a Delaware limited liability company (the "Borrower"), the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a "Lender" and collectively as the "Lenders") and WELLS FARGO BANK, National Association, as administrative and collateral agent for the Lenders (herein, in such capacity, called the "Agent Bank" and, together with the Lenders, collectively referred to as the "Banks").  Capitalized terms used herein without definition shall have the meanings attributed to them in Section 1.01 of the Credit Agreement.

This Continuation/Conversion Notice is delivered to you pursuant to Section 2.05(b) of the Credit Agreement regarding the [conversion to] [continuation of] a LIBOR Loan with reference to the Credit Facility as specified below:

The Borrower hereby requests that:

1.	($____________) of the presently outstanding principal amount of the C/T Loan;

2.	and presently being maintained as [Prime Rate Loan] [LIBOR Loan having an Interest Period ending on ___________________, 20___];

3.	be [Converted into] [continued as];

4.	[LIBOR Loan having an Interest Period of __________ months] [Prime Rate Loan] as of ___________, 20___.

For Conversions to or Continuations of LIBOR Loans only, the undersigned Authorized Officer certifies, to the best of his or her knowledge, that no Default or Event of Default has occurred and is continuing.

The undersigned Authorized Officer of Borrower has caused this Continuation/ Conversion Notice to be executed and delivered this ___ day of ______________, 20___.

BORROWER: CC TOLLGATE LLC, a Delaware limited liability company By:CENTURY CASINOS TOLLGATE, INC., a Delaware corporation, its Managing Member By Larry Hannappel, CEO and Secretary